Exhibit 99.1

March 13, 2013

Motricity, Inc.

601 West 26th Street, Suite 415

New York, NY 10001

Re:	Transfer Restrictions Contained in the Amended and Restated Certificate of Incorporation of Voltari Corporation

Ladies and Gentlemen:

We have acted as special Delaware counsel to Motricity, Inc., a Delaware corporation (the “Company”), in connection with the reorganization (the “Reorganization”) contemplated by the proposed merger (the “Merger”) of the Company with Voltari Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Pursuant to the Merger, (i) each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) will, by virtue of the Merger, be converted into the right to receive one share of common stock, par value $0.001 per share (the “New Common Stock”), of Voltari Corporation, a Delaware corporation (“Voltari”), and (ii) each issued and outstanding share of Series J Preferred Stock, par value $0.001 per share, of the Company (the “Company Series J”) will, by virtue of the Merger, be converted into the right to receive one share of Series J Preferred Stock, par value $0.001 per share, of Voltari (the “New Series J”). In this connection, you have requested our opinion as to the binding nature under the General Corporation Law of the State of Delaware (the “General Corporation Law”) of the transfer restrictions contained in paragraphs (b), (c)(i), (d)(i), and (d)(iii)-(v) of Article Twelfth (collectively, the “Transfer Restrictions”) of the Certificate of Incorporation (as defined below). This opinion addresses only restrictions on transfers, and forced sales, of ownership interests in the New Common Stock and not interests in other securities, such as the New Series J or options or warrants to purchase Voltari capital stock, or Transfers of securities of other corporations or other entities that are subject to the terms of the Transfer Restrictions. All capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Certificate of Incorporation.

For purposes of rendering our opinion as expressed herein, we have been furnished and have examined the Form S-4 Registration Statement, to be filed with the Securities and Exchange Commission on March 13, 2013 (the “Registration Statement”), and in the form thereof annexed to the Registration Statement: (i) the Agreement and Plan of Reorganization by and among the Company, Merger Sub and Voltari (the “Plan of Reorganization”); and (ii) the Amended and Restated Certificate of Incorporation of Voltari (the “Certificate of Incorporation”). With respect to the foregoing documents, we have

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March 13, 2013

assumed that the forms submitted to us for our review have not been, and will not be, altered or amended in any respect material to our opinion as expressed herein.

For purposes of rendering our opinion as expressed herein, we have not reviewed any documents other than the documents listed above, and we assume that there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. In addition, we have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional information and matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

We have been advised that the Company estimates that for federal income tax purposes its U.S. tax net operating loss carryovers (“NOLs”) were approximately $237.5 million as of December 31, 2011. We understand that the NOLs constitute a significant economic asset of the Company (to which Voltari would succeed upon effectuation of the Reorganization) since, under the Internal Revenue Code of 1986, as amended (the “Code”), the NOLs can be used to offset federal income tax liabilities arising in connection with future income. We further understand, however, as more fully explained in the Registration Statement, that the benefit of the NOLs to the Company can be reduced or eliminated under Section 382 of the Code if the Company experiences an “ownership change,” as defined in Section 382 of the Code. An ownership change can occur through one or more direct or indirect acquisitions of the Company’s stock, whether occurring contemporaneously or pursuant to a single plan, by which stockholders or groups of stockholders, each of whom owns or is deemed to own directly or indirectly at least 5% of the Company’s stock, increase their ownership of the Company’s stock by more than 50 percentage points within a three-year period.

We understand that the Company intends to submit the Plan of Reorganization for approval by its stockholders at a special meeting of its stockholders. If the Reorganization is consummated in accordance with the provisions of the Plan of Reorganization, at the effective time of the Merger, Merger Sub will be merged with and into the Company with the Company as the surviving corporation of the Merger. Pursuant to the Plan of Reorganization, (i) each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive one share of New Common Stock, and (ii) each share of Company Series J issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one share of New Series J.

We are advised that the sole purpose of the Transfer Restrictions is to preserve the long-term value of the Company’s accumulated net operating loss carryforwards. The Transfer Restrictions are designed to prohibit certain transfers of Voltari’s stock in excess of amounts that, because of provisions of the Code, could inhibit Voltari’s ability to use the NOLs to reduce future income tax liability. To that end, in summary, the Transfer Restrictions prohibit (with certain exceptions), prior to the Restriction Release Date, any attempted Transfer

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March 13, 2013

of Corporation Securities and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date to the extent that, as a result of such Transfer (or series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons would become a Five-Percent Shareholder or (2) the Percentage Stock Ownership in Voltari of any Five-Percent Shareholder would be increased.

Restrictions on transfer and ownership of securities of Delaware corporations are governed by Section 202 of the General Corporation Law, 8 Del. C. § 202. Section 202 provides that a written restriction on the transfer or registration of transfer of a security of a corporation, or on the amount of a corporation’s securities that may be owned by a person, may be imposed by the certificate of incorporation, the by-laws or an agreement among security holders or among such holders and the corporation; and, if the restriction is permitted by Section 202 and noted conspicuously on any certificate representing the security, such restriction may be enforced against the holder of the restricted security or any successor or transferee of the holder if the security was not issued prior to the adoption of the restriction or if the holder of the security agreed to or voted in favor of the restriction. 8 Del. C. § 202(a) and (b). Section 202(c) sets forth categories of specifically permitted restrictions on transfer and ownership, including: (i) a restriction obligating the holder of the restricted securities to offer to the corporation, or to any other holders of securities of the corporation, a prior opportunity to acquire the restricted securities, 8 Del. C. § 202(c)(1); (ii) a restriction obligating the corporation or any holder of securities of the corporation to purchase the securities which are the subject of an agreement respecting the purchase and sale of the restricted securities, 8 Del. C. § 202(c)(2); (iii) a restriction requiring the corporation or the holders of securities of the corporation to consent to any proposed transfer of the restricted securities or to approve the proposed transferee of the restricted securities or the amount of securities of the corporation that may be owned by a person, 8 Del. C. §202(c)(3); (iv) a restriction obligating the holder of restricted securities to sell or transfer an amount of such restricted securities to the corporation or to any other holders of securities of the corporation or to any other person, 8 Del. C. § 202(c)(4); and (v) a restriction prohibiting the transfer of the restricted securities to, or ownership of securities by, designated persons or classes of persons, if such designation is not manifestly unreasonable, 8 Del. C. §202(c)(5). In addition to these categories of specifically permitted restrictions on transfer and ownership, the statute provides that “[a]ny other lawful restriction on transfer or registration of transfer of securities, or on the amount of securities that may be owned by any person or group of persons, is permitted by this section.” 8 Del. C. § 202(e). To be valid, however, any such restriction on transfer and ownership, whether one of the specifically permitted restrictions under subsections 202(c)(1)-(5) or otherwise, must bear “some reasonably necessary relation to the best interests of the corporation.” Grynberg v. Burke, 378 A.2d 139, 143 (Del. Ch. 1977), rev’d on other grounds sub nom. Oceanic Exploration Co. v. Grynberg, 428 A.2d 1 (Del. 1981). Section 202(d)(1) of the General Corporation Law provides that any restriction on transfer of shares or on the amount of shares that may be owned by a person for the purpose of “maintaining any local, state, federal or foreign tax advantage to the corporation or its stockholders, including without limitation … maintaining or preserving any tax attribute (including without limitation net operating losses)” shall conclusively be presumed to be for a reasonable purpose. 8 Del. C. § 202(d)(1)b. In 1999,

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Section 202 of the General Corporation Law was amended to modify Section 202(d). The commentary to the amendment modifying Section 202(d) stated: “[t]he amendment to subsection (d) clarifies that maintaining or preserving tax attributes (including net operating losses) … are among the tax advantages that are conclusively presumed to constitute a reasonable purpose for imposing restrictions on transfer and ownership.” See 2 R. Balotti & J. Finkelstein, The Delaware Law of Corporations and Business Organizations, at VI-9 (3d ed. 1998).

As summarized above, we understand that the Transfer Restrictions are for the purpose of preserving the significant tax advantage to the Company of being able to utilize its NOLs to offset federal income tax liabilities arising in connection with future income, which advantage could otherwise be reduced or completely eliminated under Section 382 of the Code. We note that, under Section 202(b) of the General Corporation Law, a transfer or ownership restriction imposed by the certificate of incorporation is not binding with respect to securities issued prior to the adoption of the restriction unless the holders of the securities voted in favor of the restriction or are parties to an agreement providing therefor. Here, the shares of Company Common Stock and Company Series J outstanding immediately prior to the Merger will be cancelled by virtue of the Merger. Newly issued shares of New Common Stock and New Series J will be issued in the Merger and the New Common Stock, pursuant to the terms of the Certificate of Incorporation, will be subject to the Transfer Restrictions. We have been advised that each share of New Common Stock and New Series J issued in connection with the Merger in exchange for each share of Company Common Stock and Company Series J, as applicable, will be uncertificated until the holder of the certificate representing shares of Company Common Stock and Company Series J, as applicable, immediately prior to the Merger properly surrenders such certificate. Further, pursuant to the Plan of Reorganization, from and after the effective time of the Merger, each certificate representing shares of Company Common Stock and Company Series J, as applicable, immediately prior to the Merger shall not as a result of the Merger represent shares of New Common Stock or New Series J, but instead shall only represent the right to receive a certificate representing shares of New Common Stock or New Series J, as applicable, into which the shares of Company Common Stock and Company Series J, as applicable, represented by such certificate were converted in accordance with the Plan of Reorganization. We assume that, in accordance with Section 202(a) of the General Corporation Law, the Transfer Restrictions will be noted conspicuously on the certificates representing any such shares of New Common Stock. We call to your attention the requirement of Section 202(a) of the General Corporation Law that restrictions on transfer be “noted conspicuously” on each and every certificate representing the securities in question. Failure to comply with this requirement could render the Transfer Restrictions invalid as applied to a holder of securities not so legended. We also assume that within a reasonable time after the effective time of the Merger, Voltari will send to each registered owner of any uncertificated shares of New Common Stock a written notice in accordance with Section 151(f) and Section 202(a) of the General Corporation Law.

In addition to the other matters assumed above, we have, for purposes of our opinion as expressed herein, assumed the following matters: (i) that each of the Company,

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Merger Sub and Voltari are, and at all times relevant hereto, will remain (in the case of Merger Sub until the effective time of the Merger), corporations duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware; (ii) that the Plan of Reorganization has been duly authorized, executed, acknowledged, approved and adopted by each of the parties thereto by all requisite corporate action of each of the parties thereto; and (iii) that, subsequent to the date hereof, a certificate of merger will be duly filed with the Secretary of State of the State of Delaware and the Merger will become effective in accordance with the terms of the Plan of Reorganization.

We are aware of no decision of a Delaware court that addresses the binding nature of a transfer restriction of the type, or containing the particular provisions, here at issue. Based upon and subject to the foregoing, however, and subject to the limitations stated herein below, it is our opinion that, upon the Merger becoming effective in accordance with the assumptions stated above, the Transfer Restrictions will be binding with respect to all shares of New Common Stock issued in the Merger regardless of whether the persons to whom such shares are issued voted in favor of the adoption of the Plan of Reorganization.

The foregoing opinion is limited to the General Corporation Law, and we have not considered and express no opinion on the effect of any other laws or the laws of any other state or jurisdiction, including federal laws and regulations relating to securities, federal tax laws and regulations or any other federal laws or regulations, or the rules and regulations of stock exchanges or of any other regulatory body. Our opinion is limited to the binding nature under the General Corporation Law of the Transfer Restrictions and we render no opinion with respect to any of the other provisions contained in the Certificate of Incorporation or with respect to any by-law, regulation or procedure adopted, or any determination made, by or on behalf of the Company pursuant to the Transfer Restrictions. In addition, we express no opinion as to (i) a Transfer that is part of a series of Transfers as provided in paragraph (b), (ii) the penultimate sentence of paragraph (d)(iv) or (iii) the last sentence of paragraph (d)(v), in each case, of Article Twelfth of the Certificate of Incorporation. Moreover, we have not considered and express no opinion with respect to the effect of any equitable considerations including, without limitation, matters relating to fiduciary duties, relating to the approval and adoption of the Plan of Reorganization, the effectuation of the Merger or the implementation of the Transfer Restrictions.

We consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name in the Registration Statement and the filing of this opinion as Exhibit 99.1 to the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons or entities whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

MDA/JC